Exhibit 99.1

APOLLO SUCCESSFULLY COMPLETES ACQUISITION
OF PARALLEL PETROLEUM CORPORATION

NEW YORK, New York (BUSINESS WIRE), November 25, 2009 – Parallel Petroleum Corporation and PLLL Holdings, LLC, an entity formed for the purpose of acquiring Parallel Petroleum Corporation (NASDAQ: PLLL) (“Parallel”), today announced the successful completion of the merger of PLLL Acquisition Co. with and into Parallel, with Parallel surviving the merger.

On September 15, 2009, Parallel announced that it had entered into a definitive agreement to be acquired by an affiliate of Apollo Global Management, LLC, a leading global alternative asset manager. The aggregate value of the transaction is approximately $483 million.

At the time of the merger, all outstanding shares of Parallel’s common stock not validly tendered and accepted for payment in the previously completed tender offer were converted, subject to appraisal rights, into the right to receive $3.15 in cash per share, net to the holder in cash, without interest and less any applicable withholding taxes (the same price as was paid in the tender offer). Remaining former stockholders of Parallel will be mailed materials necessary to exchange their former Parallel shares of common stock for such payment.

Parallel’s common stock will cease trading on the NASDAQ Global Select Market at market close on November 25, 2009 and will no longer be listed.

About Apollo

Apollo is a leading global alternative asset manager with offices in New York, Los Angeles, London, Singapore, Frankfurt and Mumbai. Apollo had assets under management of over $38 billion as of June 30, 2009 in private equity and credit-oriented capital markets funds invested across a core group of industries where Apollo has considerable knowledge and resources.

About Parallel Petroleum Corporation

Parallel Petroleum is an independent energy company headquartered in Midland, Texas, engaged in the exploitation, development, acquisition and production of oil and gas using 3-D seismic technology and advanced drilling, completion and recovery techniques. Parallel’s primary areas of operation are the Permian Basin of West Texas and New Mexico, North Texas Barnett Shale, Onshore Gulf Coast of South Texas, East Texas and Utah/Colorado. Additional information on Parallel is available via the internet at www.plll.com.

Contact Information

Sard Verbinnen & Co.
Jonathan Gasthalter, (212) 687-8080
or
Parallel Petroleum Corporation
Cindy Thomason, (432) 684-3727
Manager of Investor Relations
cindyt@plll.com

###